As filed with the Securities and Exchange Commission on April 23,
     1996

                 Registration No. 33-02447


               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                         AMENDMENT NO. 1 TO
                       _____________________
                              FORM S-3
                       REGISTRATION STATEMENT
                               Under
                     The Securities Act of 1933
                       _____________________
                        DANAHER CORPORATION
       (Exact name of registrant as specified in its charter)


        Delaware                             59-1995548
     (State of Incorporation)                (I.R.S. Employer
                                      Identification No.)

     1250 24th Street, N.W.
     Washington, D.C.  20037
     (202) 828-0850
             (Address, including zip code, and telephone number, including area code, of registrant s principal executive offices)
     __________________________________

                    George M. Sherman
           President and Chief Executive Officer
     Danaher Corporation
          1250 24th Street, N.W.
     Washington, D.C.  20037
     (202) 828-0850
             (Name, address, including zip code, and telephone number, including area code, of agent for service)

                    Copy to:

                    George P. Stamas, Esqui  re
     Wilmer, Cutler & Picker  ing
     2445 M Street, N.W.
          Washington, D.C.  20037
     ______________________________

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                ________________________________

                 CALCULATION OF REGISTRATION FEE







     Title of
     Securities to be
     Registered
     Amount to be
     Registered
     Proposed
     maximum
     Offering
     Price per
     share
     Proposed
     maximum
     Aggregate
     Offering Price
     Amount of
     registration
     fee


     Common Stock,
     par value $.01
     per share
     277,586 shares (2)
     $37.125(1)
     $10,305,380(1)
     $3,606.88  (1)





     (1)          Pursuant to Rule 457, the proposed maximum
                       offering price per share, proposed maximum aggregate offering price and amount of registration fee are based upon the average of the high and low prices of Registrant s Common Stock on April 10, 1996 as reported in The Wall Street Journal (Eastern Edition) on April 11, 1996.

     (2)          Maximum number of shares which may be offered.

             The Registrant hereby amends this Registration
     Statement on such date or dates as may be necessary to delay its effective date until this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 23, 1996

PROSPECTUS

277,586 SHARES

DANAHER CORPORATION

Common Stock

                             ___________________


                 The shares of Common Stock of Danaher Corporation (the Company ) offered hereby are being sold by the Selling
Stockholders named herein.  See  Selling Stockholders.   The
Company will not receive any of the proceeds from the sale of such shares by the Selling Stockholders.

                 The Common Stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol DHR.
On April 10, 1996, the last sales price for the Common Stock as reported on the New York Stock Exchange Composite Tape was $36.825 per share.

                         ___________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           _______________________

              The date of this Prospectus is _____  ___, 1996.

                            AVAILABLE INFORMATION

       The Company is subject to the informational requirements
of the Securities Exchange Act of 1934, as amended, (the  1934
Act ), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the Commission ). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10048 and 50 West Madison Street, 14th Floor, Chicago, Illinois 60611. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20459 at rates prescribed by the Commission.

       The Common Stock of the Company is listed for trading on the New York Stock Exchange and the Pacific Stock Exchange.
Reports, proxy statements and other information concerning the Company can be inspected at such exchanges.

       This Prospectus does not contain all the information set forth in the Registration Statement of which this Prospectus is a part and exhibits thereto which the Company has filed with the Commission. Copies of the information and exhibits are on file at the offices of the Commission and may be obtained, upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission.

       No person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations may not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.
Neither the delivery of this Prospectus nor any sale made hereunder shall create an implication that there has been no change in the affairs of the Company since the date hereof.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed with the Commission (File
No. 1-8089) pursuant to the 1934 Act are incorporated herein by reference:

       1. The Company s Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the Annual Report );

       2. The Company's Quarterly Report on Form 10-Q for fiscal quarter ended 3-29-96.

       3.   The Company's Current Report on Form 8-K filed 4-
23-96.



       4. The description of Common Stock contained in Item 4 of the Company s Form 8-B Registration of Securities of Certain
Successor Issuers, filed with the Commission on November 3, 1986;
and

       5. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares made hereby shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. See Available Information.
Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Danaher Corporation, 1250 24th Street, N.W., Washington, D.C. 20037, Attention: Controller, Telephone (202) 828-0850.


                                 THE COMPANY

       Danaher Corporation (the Company ) operates a variety of businesses through its wholly-owned subsidiaries. These businesses are conducted in two business segments: Tools and Components, and Process/Environmental Controls. The Company is the principal manufacturer of Sears, Roebuck and Co. s Craftsman line and the National Automotive Parts Association line of mechanics hand tools. The Company also manufactures Allen wrenches and Jacobs drill chucks, wheel service equipment, diesel engine retarders and automotive air conditioning components which are sold under such brand names as Coats , Ammco and Jake
Brake, and is a leading supplier of mechanics hand tools through Matco Tools. In its Process/Environmental Controls segment, the Company is a leading producer of leak detection sensors for underground fuel storage tanks and motion, temperature, pressure and flow control devices.

       The principal executive offices of the Company are located at 1250 24th Street, N.W., Washington, D.C. 20037, telephone number (202) 828-0850.

                               USE OF PROCEEDS

       All of the proceeds from the sale of the shares of common stock , par value $.01 per share, of the Company (the Common
Stock ) offered hereby will be received by the Selling
Stockholders and none of the proceeds will be received by the Company.

                            SELLING STOCKHOLDERS

       The Selling Stockholders acquired the shares of Common Stock to be offered hereby pursuant to an Agreement and Plan of Merger dated as of March 7, 1996 (the Agreement ), among the Company, Kistler-Morse Corporation ( Kistler- Morse ) and certain shareholders of Kistler-Morse. Pursuant to the Agreement, Kistler-Morse was merged with and into a subsidiary of the Company on April 4, 1996 and all the issued and outstanding capital stock of Kistler-Morse was converted into cash and 241,554 shares of Common Stock of the Company. In addition, pursuant to the terms of the Agreement, the Selling Stockholders may be entitled to receive up to an aggregate of 36,032 additional shares of Common Stock of the Company if certain conditions set forth in the Agreement are met. Although the shares of Common Stock acquired pursuant to the Agreement are held for investment, in recognition of the fact that the Selling Stockholders may wish to be legally permitted to sell the shares when they deem appropriate, the Company agreed to prepare and file a Registration Statement (of which this Prospectus is part) with the Commission relating to the resale of such shares.

       Since the Selling Stockholders may sell all or some of the shares of Common Stock offered hereby, no estimate can be made of the aggregate amount of the Company s Common Stock that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates. Moreover, the number of shares of the Company s Common Stock held by the Selling Stockholders may change as a result of sales or purchases by the Selling Stockholders after the date hereof. None of the Selling Stockholders has had a material relationship within the past three years with the Company and its subsidiaries other than as a result of the ownership of the Company s Common Stock.

       The following table sets forth information concerning the number of Shares of Common Stock owned by each of the Selling Stockholders as of the date of this Prospectus, the maximum number of shares offered by such Selling Stockholder pursuant to this Prospectus and the number of such shares to be owned by the Selling Stockholders after completion of this offering, assuming that all Shares offered hereby are sold.

Name
No. of Shares of
Common Stock Owned
Prior to the
Offering**


No. of Shares being
Offered**

Shares owned after
Completion of the
Offering.


Robert Arnold
 12,012
12,012
0


Daniel Blattman
   6,726
6,726
0


David Burton
   4,348
4,348
0


Robert Carr
   2,401
2,401
0


Steve Eklund
   9,206
9,206
0


Ralph Horton
   3,154
3,154
0


Walter Kistler
 97,215
97,215
0


Douglas Luke, Sr.
   2,642
2,642
0


Charles Morse, IV
 52,271
52,271
0


Alexandra D. Morse
Trust
 16,176
16,176
0


Elizabeth F. Morse
Trust
16,176
16,176
0


Elizabeth Morse
1,200
1,200
0


Andrew Thompson
Trustee
3,202
3,202
0


Thompson Family
Trust
3,202
3,202
0


Andrew Thompson
  1,600
1,600
0


Sylvia Thompson
  9,707
9,707
0


Isabelle Thompson
3,202
3,202
0


Veronica Thompson
3,202
3,202
0


Seshadri Velamoor
  19,719
19,719
0


Milton Woods
  6,566
6,566
0


Savage Thompson
Management
  3,659
3,659
0

________________
*    None of the Selling Stockholders own 1% or more of the Common
Stock
**  Includes Additional Shares which may be issued to Selling
Stockholders
                            PLAN OF DISTRIBUTION

                  The Company s Common Stock is listed on the New York Stock Exchange ( NYSE, Symbol: DHR) and on the Pacific Stock
Exchange ( PSE ). Application will be made to list the shares offered hereby on the NYSE and the PSE. Subject to approval of the NYSE and the PSE, the Selling Stockholders may sell from time to time shares of Common Stock offered hereby in transactions on the NYSE, the PSE, in privately-negotiated transactions or otherwise, in each case at prices satisfactory to the Selling
Stockholders.

                  The brokers or dealers through or to whom the shares of Common Stock offered hereby may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, as amended, in which event, all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed underwriting compensation.

                  The Common Stock offered hereby will be sold by the Selling Stockholders acting as principals for their own account.
The Company will receive no proceeds from this offering.  The
Selling Stockholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions, and related fees and expenses, but the Company will bear the costs of preparing the Registration Statement of which this Prospectus is a part and all filing fees and legal and accounting expenses in connection with registration under federal and state securities laws.

                                LEGAL MATTERS

                  The legality of the shares offered hereby is being passed upon for the Company by Wilmer, Cutler & Pickering, Washington,
D.C., counsel to the Company.

                                   EXPERTS

                  The financial statements for the years ended December 31, 1995, 1994 and 1993, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     No person has been authorized by
the Company to give any information or
to make any representations other than
those contained in this Prospectus in
connection with the offer contained in
this Prospectus, and if given or made,
such information or representations may
not be relied upon as having been
authorized by the Company.  This
Prospectus does not constitute an offer
to sell or a solicitation of an offer
to buy any of the securities in any
jurisdiction in which such offer or
solicitation is not authorized or in
which the person making such offer or
solicitation is not qualified to do so,
or to any person to whom it is unlawful
to make such offer or solicitation.
Neither the delivery of this Prospectus
nor any sale made hereunder shall
create an implication that there has
been no change in the affairs of the
Company since the date hereof.



                    Table of Contents


                     Page

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Incorporation of Certain Documents
     by Reference. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6






                               277,586 Shares



                  COMMON STOCK

______________________________________


                          DANAHER
                      CORPORATION


_______________________________________



                          PROSPECTUS

                          ___________,
1996


______________________________________

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.


Filing Fee-Securities and Exchange Commission     $       3,606.88
Fees and Expenses of Counsel                 $       1,500.00
Miscellaneous Expenses                       $       2,000.00
          TOTAL                         $       7,106.88

     ___________

     Item 15.  Indemnification of  Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware (the DGCL ) grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against liabilities for certain of their acts. Article X of the Registrant s Amended Certificate of Incorporation and Article VIII of the Registrant s By-Laws provides for indemnification of directors and officers of the Registrant to the extent permitted by Section 145.

     Section 102 (b) (7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. Article X of the Amended Certificate of Incorporation of the Registrant eliminates the liability of directors except to the extent that such liability arises (i) for any breach of the director s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the DGCL which relates to the unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

     The foregoing statements are subject to the detailed provisions of Section 102(b)(7) and 145 of the DGCL, Article X of the Restated Certificate of Incorporation of the Registrant and
Article VIII of the Bylaws of the Registrant, as applicable.

     Item. 16. Exhibits

Exhibit No.              Description

2         Agreement and Plan of Merger dated    Incorporated
          August 20, 1995 between Danaher       by Reference
          Corporation and Affiliates and
          Joslyn Corporation

4.1  Credit Agreement dated as of September 7,  Incorporated
          1990 among Danaher Corporation, the    by Reference
          Financial Institutions Listed Therein and
          Bankers Trust Company as Agent.

4.2  Note Agreement as of November 1, 1992      Incorporated
          Between Danaher Corporation and        by Reference
          Lenders Referenced Therein

4.3  Note Agreement as of April 1, 1993         Incorporated
          Between Danaher Corporation and        by Reference
          Lenders Referenced Therein

5.   Opinion of Wilmer, Cutler & Pickering      Filed
          regarding the legality of the securities   herewith
          being registered

10.1 Agreement as of  November 1, 1990          Incorporated
          between Danaher Corporation, Easco     By Reference
          Hand Tools, Inc. and Sears, Roebuck and
             Co.
10.2 Employment Agreement between               Incorporated
          Danaher Corporation and George M.      by Reference
          Sherman dated as of January 2, 1990

23.1 Consent of Arthur Andersen LLP.            Filed
                                                herewith

23.2 Consent of  Wilmer, Cutler & Pickering      Filed
          (included in Exhibit 5)                previously


     Item 17.     Undertakings.

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant s annual report pursuant to
Section 13(a) or 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c)  The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d)   The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i)   To include any prospectus required by
Section 10(a)(3) of the Securities    Act of 1933, as amended (the
                                       Securities Act );

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with
                  respect to the plan of distribution not
                  previously disclosed in the Registration
                  Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (a) (1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the
 Exchange Act ) that are incorporated by reference in the Registration Statement.

        (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on this 11th day of April, 1996.

                  DANAHER CORPORATION

                  By:  /s/ George M. Sherman
                       George M. Sherman
                       President and Chief Executive
                       Officer


  Known all men by these presents, that each person whose signature appears below constitutes and appoints George M. Sherman and C. Scott Brannan (with full powers to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power and substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable or to comply with the applicable state securities laws and to file the same, together with all other documents in connection therewith, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant or to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




Signature
Title
Date




/s/ George M. Sherman*
George M. Sherman
President, Chief
Executive Officer and
Director
(Principal Executive
Officer),


April 23, 1996




/s/ Patrick W. Allender*
Patrick W. Allender

Senior Vice President,
Chief Financial Officer
and Secretary
(Principal Financial
Officer)



April 23, 1996




/s/ C. Scott Brannan
C. Scott Brannan


Controller (Principal
Accounting Officer)



April 23, 1996




/s/ Mortimer M. Caplin*
Mortimer M. Caplin


Director


April 23, 1996




/s/ Donald J. Ehrlich*
Donald J. Ehrlich

Director

April 23, 1996





/s/ Walter G.Lohr, Jr.*
Walter G. Lohr, Jr.


Director


April 23, 1996




/s/ Mitchell P.  Rales*
Mitchell P. Rales


Director


April 23, 1996




/s/ Steven M. Rales*
Steven M. Rales


Director


April 23, 1996




/s/ A. Emmet Stephenson,
Jr.*
A. Emmet Stephenson, Jr.




Director


April 23, 1996




*  Signed by C. Scott Brannan as attorney-in-fact
                              EXHIBIT INDEX





Sequentially
Exhibit No.                 Description          Numbered
Page


  23.1      Consent of Arthur Andersen LLP      II-8

Exhibit 23.1



                       CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




Danaher Corporation:


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated January 26, 1996 included in or incorporated by reference in Danaher Corporation s Form 10-K for the year ended December 31, 1995 and to all references to our Firm in this registration statement.



                            ARTHUR ANDERSEN LLP

April 23, 1996